UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2007

HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of registrant as specified in its charter)

Iowa	333-135967	20-3919356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

106 W. Main Street, Riceville, IA	50466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (641) 985-4025

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry Into Material Definitive Agreements.

License Agreement with ICM, Inc.

On August 1, 2007, we entered into a license agreement with ICM, Inc. for limited use of ICM, Inc.’s proprietary technology and information to assist us in operating, maintaining, and repairing the ethanol production facility (the “ICM License Agreement”). We are not obligated to pay any fee to ICM, Inc. for use of the proprietary information and technology because our payment to Fagen, Inc. for the construction of the plant under the design-build agreement is inclusive of these costs.

Under the terms of the ICM License Agreement, ICM, Inc. granted us the use of the following:

•	Proprietary information and technology for our use in owning, operating, maintaining and repairing our plant; and

•	Proprietary information concerning the design, arrangement, configuration, and specifications of the combinations of distillation, evaporation, and alcohol dehydration equipment, the combination of the distillers grain drying and heat recovery system generation equipment and all documents supporting those combinations, and the computer system known as the distributed control system and all attendant documents.

Under the ICM License Agreement, ICM, Inc. retains the exclusive right and interest in the proprietary information and technology and the goodwill associated with that information. ICM, Inc. may terminate the license agreement upon written notice if we improperly use or disclose the proprietary information or technology at which point all proprietary property must be returned to ICM, Inc.

Under the terms of the ICM License Agreement, we obtained the rights to use the information and technology obtained through this agreement for the purpose of operating, maintaining and repairing the ethanol production facility which is to be designed and built by Fagen, Inc. We shall not use the information and technology for any other purpose.

In addition, we must:

•	Keep confidential the information we obtain through the benefit of this agreement;

•	Indemnify, defend, and hold harmless ICM, Inc., Fagen, Inc. and their respective representatives against any losses, damages, and expenses, including attorney’s fees, for any negligent act performed by us, our failure to comply with the operating procedures, or resulting from any unauthorized disclosure of the proprietary information or technology;

•	Notify ICM, Inc. of any modifications to the proprietary information or technology and to assign all right, title or interest in the modification to ICM, Inc.

•	Obtain prior consent from ICM, Inc. before assigning any part of the information received under the agreement to a third party;

•	Retain the proprietary property at our principal place of business or the plant;

If we fail to comply with the operating procedures set forth by ICM, Inc., all guarantees, representations and warranties previously given by ICM, Inc. concerning plant performance are void. Any assignment of the license agreement will not release us from our duties and obligations and ICM, Inc. retains the right to seek damages due to any breach we commit. Under the ICM License Agreement, we agreed to waive all claims for any consequential damages arising out of the performance of the agreement, the design-build contract, or the proprietary information and technology.

License Agreement with Econo-Power International Corporation

On July 26, 2007, we entered into a patent and technology license agreement with Econo-Power International Corporation (“EPIC”) to grant a non-exclusive perpetual license to use the EPIC licensed technology for the development, implementation, commercialization, operation and maintenance of a coal gasification production system (the “System”) at the ethanol facility located near New Hampton, Iowa (the “EPIC License Agreement”). The licensed technology includes patents and technical information relating to the apparatus and methods for converting coal to fuel gas, including, but not limited to: coal feed systems, gasifiers, ash and liquid removal equipment, and sulfur removal equipment. The EPIC License Agreement may not be sold, transferred or assigned, nor any right, title or interest in the EPIC License Agreement or in the EPIC licensed technology, nor delegate any of our duties, liabilities, obligations or responsibilities hereunder, without the prior written consent of EPIC.

We are not obligated to pay a license fee to EPIC for use of the EPIC licensed technology because our payment to Burns & McDonnell for the construction of the System under our expected engineering, procurement and construction contract (the “EPC Contract”) will be inclusive of these costs. However, we shall pay to EPIC a monthly royalty fee per MMBTU of SynGas produced by the System as measured at the metering point during the preceding calendar month. However, we are not obligated to pay a royalty fee for any actual MMBTU produced in excess of 540 MMBTU per hour of operational time by the System. During the term of the Epic License Agreement, we may make modifications or refinements to the System (the “System Improvements”). In the event that any System Improvements are developed, EPIC shall own all right, title and interest in the System Improvements and shall grant back a license to us for our use, modification or refinement of such System Improvements.

The main obligations under the EPIC License Agreement will not be binding unless and until (1) we secure the necessary debt financing for the construction of the coal gasification system; (2) we enter into EPC Contract with Burns & McDonnell for the construction of the System; and (3) EPIC and Burns & McDonnell enter into an agreement in which EPIC will supply EPIC licensed technology to be incorporated into the construction of the System. The term of the EPIC License Agreement commenced on July 27, 2007 and will continue for 15 years from the date of the first royalty fee payment. We will continue to have a perpetual license to use the EPIC licensed technology for our ethanol plant beyond the expiration of the 15-year term.

The EPIC License Agreement will be terminated if (1) either party breaches the agreement and fails to remedy the breach within 90 days of written notice of the breach; (2) we become insolvent, go into liquidation or receivership or bankruptcy proceedings; (3) we become a party to dissolution proceedings; or (4) we are acquired or otherwise under the control of a person or entity engaged in licensing coal gasification technology similar to that of EPIC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: August 1, 2007

/s/ Stephen Eastman
Stephen Eastman
President
(Principal Executive Officer)